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                                                                   Exhibit 10.05


                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

      This Amended and Restated Employment Agreement is entered into effective as of August 12, 2002 ("Agreement") by and between VERITAS Software Global Corporation ("VERITAS") and Michael Cully, an individual ("Employee"), for purposes of amending and restating in its entirety that certain agreement between the parties dated as of the date first set forth above.

      VERITAS and Employee wish to memorialize the terms of Employee's employment relationship with VERITAS on the terms and conditions contained in this Agreement:

1. Employee will continue his employment with VERITAS through May 1, 2003. Employee will serve as the Controller of VERITAS until the earlier of (i) the date upon which a new controller is hired by VERITAS, (ii) the date designated by the Chief Financial Officer of VERITAS, or (iii) February 1, 2003. During the period that Employee serves as Controller of VERITAS, Employee will report to the Chief Financial Officer and perform such assignments and projects, and take such direction from or work with other employees of VERITAS, as the Chief Financial Officer may designate from time to time. From the date that Employee ceases to serve as Controller of VERITAS through May 1, 2003, Employee agrees to provide such advisory and transitional services as may be requested by the Chief Financial Officer from time to time. Employee agrees to use Employee's best efforts to promote the interests of VERITAS and display a professional attitude during the period described in the preceding sentence. The parties agree that Employee's employment with VERITAS will continue to be "at - will" employment.

2. For all services to be rendered by Employee pursuant to this Agreement, Employee will receive a monthly salary equivalent to Employee's current monthly base salary, which will be paid in accordance with VERITAS' normal payroll practices and subject to the customary and required withholdings. Employee will be entitled to participate in the 2002 EIBP pursuant to the terms and conditions of such program, with any bonus based on a standard participant rate. In addition, Employee will be entitled to participate in VERITAS medical, dental and vision programs during his employment with VERITAS, subject to the terms and conditions of such programs.

3. Upon completion of Employee's employment with VERITAS on May 1, 2003, Employee will receive a standard final check that includes regular base pay through May 1, 2003, plus the value of his unused vacation earned through such date. Medical, dental and vision coverage will end on May 31, 2003 and the applicable COBRA notice will be provided to Employee. All other employee benefits will terminate on May 1, 2003, including his stock/option vesting and participation in the 401k Plan, provided, however, that Employee may exercise any such rights to vested benefits pursuant to the written terms of the VERITAS' stock option/issuance agreements or benefit plans.

4. VERITAS further agrees to (i) pay for the continuation of Employee's existing health coverage under COBRA for a nine (9) month period commencing on June 1, 2003, which payments will be made directly to the COBRA benefits administrator, and (ii) provide Employee with up to three (3) months of outplacement services as determined by VERITAS; provided, however, that VERITAS' obligation to provide the foregoing benefits is conditioned upon Employee's continued employment through May 1, 2003 and signing and delivering to VERITAS a release agreement in a form acceptable to VERITAS. Other than as expressly provided in this Agreement, Employee understands and agrees that Employee is not entitled to any other compensation, bonuses or benefits from VERITAS.

5. Employee affirms his continuing obligations under the terms of the "Agreement concerning Certain Duties of VERITAS Software Corporation Employment-Inventions, Trade Secrets, Disclosures." Additionally, Employee will not at any time (whether during or after employment with VERITAS) disclose or use for Employee's own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than VERITAS and any of its subsidiaries or affiliates, any trade secrets, confidential data, or other confidential information relating to customers, development programs,


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   costs, marketing, trading investment, sales activities, promotion, and affairs of VERITAS generally or of any subsidiary or affiliate of VERITAS, provided that the foregoing shall not apply to information which is known to the industry or the public other than as a result of Employee's breach of this covenant. Employee agrees that on or before May 1, 2003 he will return to VERITAS immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of VERITAS and its affiliates. VERITAS further cautions Employee that any unauthorized access or attempted access or misappropriation of VERITAS property, including but not limited to VERITAS' computer systems, will be prosecuted to the full extent of federal and state criminal and civil laws.

6. Employee agrees and acknowledges that for a period of one year following the execution of this Agreement, Employee will not solicit for employment, on Employee's own behalf or on behalf of another company or organization, any of VERITAS' employees or other workers.

7. This Agreement (a) represents the full agreement between Employee and VERITAS regarding his employment, (b) except as provided herein, supersedes all prior oral or written agreements regarding the subject matter hereof, and (c) may not be changed except in writing signed by Employee and an authorized Vice President or the Senior Director of Human Resources of VERITAS.

8. Employee is responsible for paying any income taxes related to amounts payable to Employee or for Employee's benefit under this Agreement.

9. This Agreement is governed and shall be construed under the laws of the State of California, excluding California's laws on conflicts of law. Employee agrees that if any provision, or portion of a provision, of this Agreement, for any reason, is held to be unenforceable, that such unenforceability will not affect any other provision, or portion of a provision, and this Agreement shall be construed as if such unenforceable provision or portion had never been contained herein. Furthermore, all disputes under this Agreement will be settled by arbitration in Santa Clara County, California, in accordance with the rules of the American Arbitration Association then in effect, and judgment upon the award rendered may be entered in any court with jurisdiction.

      In agreement with the foregoing, the parties have caused this Agreement to be executed in duplicate originals.

VERITAS Software Global Corporation      Employee

By: /s/ Walter Pienkos                   By: /s/ Michael Cully
    ----------------------------------       ----------------------------------

Printed Name:  Walter Pienkos            Printed Name:  Michael Cully
               -----------------------                 ------------------------

Title:  Vice President, Human Resources
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Date: November 13, 2002                  Date:  November 13, 2002
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